Mail Stop 3561

								January 5, 2006


Ms. Felicia D. Thornton
Chief Financial Officer
Albertson`s, Inc.
250 Parkcenter Blvd.
Boise, Idaho  83726

Re:	Albertson`s, Inc.
	Form 10-K for the Fiscal Year Ended February 3, 2005
	Forms 10-Q for the Periods Ended May 5, 2005 and August 4,
2005
	File No. 001-06187

Dear Ms. Thornton:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      							Sincerely,


      							Michael Moran
      							Branch Chief




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Ms. Felicia D. Thornton
Albertson's, Inc.
December 1, 2005
Page 2